                                             As Filed Pursuant to Rule 424(b)(5)
                                                               Reg No. 333-32946

P R O S P E C T U S____S U P P L E M E N T
(TO PROSPECTUS DATED DECEMBER 31, 2001)

                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

    All of the shares of iStar Financial common stock are being offered by the selling stockholder identified in this prospectus supplement. iStar Financial will not receive any of the proceeds from the offering.

    Our common stock trades on the New York Stock Exchange under the symbol "SFI." The last reported sale price of our common stock on May 15, 2002 was $30.85 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE RISK FACTORS SECTION BEGINNING ON PAGE S-1 OF THIS PROSPECTUS SUPPLEMENT AND
PAGE FOUR OF THE ACCOMPANYING PROSPECTUS.

                                ----------------

    The underwriter has agreed to purchase the shares from the selling stockholder for $29.00 per share. The proceeds to the selling stockholder from the sale will be $290,000,000.

    The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    The underwriter may also purchase up to an additional 1,500,000 shares from the selling stockholder for $29.00 per share within 30 days from the date of this prospectus supplement to cover overallotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

    The common stock will be ready for delivery on or about May 21, 2002.

                               ------------------

                              MERRILL LYNCH & CO.

                                  ------------

            The date of this prospectus supplement is May 15, 2002.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
        PROSPECTUS SUPPLEMENT

Forward-Looking Statements............      ii
iStar Financial Inc...................     S-1
Risk Factors..........................     S-1
Use of Proceeds.......................     S-2
Selling Stockholder...................     S-3
Federal Income Tax Consequences.......     S-4
Underwriting..........................     S-6
Legal Matters.........................     S-7
Experts...............................     S-7

                                          PAGE
                                        --------
              PROSPECTUS

Where You Can Find More Information...       2
Incorporation of Certain Documents by
  Reference...........................       2
Forward-Looking Statements............       3
The Company...........................       4
Risk Factors..........................       4
Use of Proceeds.......................       8
Price Range of Shares and
  Distributions.......................       9
Participating Securityholders.........      10
Certain Relationships Between the
  Company and the Participating
  Securityholders.....................      13
Plan of Distribution..................      14
Description of Securities to be
  Registered..........................      15
Federal Income Tax Considerations.....      17
Legal Matters.........................      31
Experts...............................      31

                            ------------------------

    You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have discussed in this prospectus supplement and the accompanying prospectus some important risks, uncertainties and contingencies which could cause our actual results, performance or achievements to be materially different from the forward-looking statements we make in these documents.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                              ISTAR FINANCIAL INC.

    We are the leading publicly-traded finance company focused on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital and corporate net lease financing. Our objective is to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

                                  RISK FACTORS

    THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK IN THE OFFERING. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, AND THE RISK DESCRIBED UNDER THE CORRESPONDING HEADING BEGINNING ON PAGE FOUR OF THE ACCOMPANYING PROSPECTUS, BEFORE PURCHASING OUR COMMON STOCK IN THE OFFERING. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS THAT APPEAR IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD ALSO CAREFULLY REVIEW THE CAUTIONARY STATEMENTS REFERRED TO IN "FORWARD-LOOKING STATEMENTS."

FUTURE SALES OF OUR COMMON STOCK BY THE SELLING STOCKHOLDER COULD ADVERSELY AFFECT OUR STOCK PRICE

    If the selling stockholder were to sell a substantial number of the shares of our common stock which it will own after this offering, the prevailing market prices for our common stock could be adversely affected. The selling stockholder has agreed not to sell or transfer any shares of common stock or to engage in certain hedging transactions with respect to the common stock for a period of 60 days after the date of this prospectus supplement, except in certain circumstances. The selling stockholder is permitted to include shares for sale in a public primary equity offering by us, subject to certain limitations. The selling stockholder has pledged 25,267,462 shares of common stock owned by it under a $150.0 million margin loan that is fully recourse to the selling stockholder. In the event that the selling stockholder were to default in the performance of its obligations under that loan, the lender could foreclose upon those pledged shares and sell them in the open market at any time. In addition, unless Starwood Opportunity Fund IV, L.P. (the entity which owns the selling stockholder), is able to extend its terms, it will have to begin, on February 27, 2005, distributing its investments to its investors, selling its investments to third parties, or a combination of the two. Any such sales or distributions could adversely affect the prevailing market prices for our common stock. See "Selling Stockholder."

WE ARE SUBJECT TO RISKS RELATING TO OUR ASSET CONCENTRATION

    As of March 31, 2002, the average size of our lending and leasing investments was $24.5 million. No single investment represented more than 3.8% of our total revenues for the fiscal quarter ended March 31, 2002. While our asset base is diversified by product line, asset type, obligor, property type and geographic location, it is possible that if we suffer losses on a portion of our larger assets, our financial performance could be adversely impacted.

BECAUSE WE MUST DISTRIBUTE A PORTION OF OUR INCOME, WE WILL CONTINUE TO NEED ADDITIONAL DEBT AND/OR EQUITY CAPITAL TO GROW

    We must distribute at least 90% of our taxable net income to our stockholders to maintain our REIT status. As a result, those earnings will not be available to fund investment activities. We have historically funded our investments by borrowing from financial institutions and raising capital in the public and private capital markets. We expect to continue to fund our investments this way. If we fail to obtain funds from these sources, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock. Our taxable net income has historically been lower than the

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cash flow generated by our business activities, primarily because our taxable net income is reduced by non-cash expenses, such as depreciation and amortization. As a result, our dividend payout ratio as a percentage of free cash flow has generally been lower than our payout ratio as a percentage of taxable net income. Our common stock dividends for the quarter ended March 31, 2002 represented approximately 84.0% of our adjusted earnings for that quarter.

QUARTERLY RESULTS MAY FLUCTUATE AND MAY NOT BE INDICATIVE OF FUTURE QUARTERLY
  PERFORMANCE

    Our quarterly operating results could fluctuate; therefore, you should not rely on past quarterly results to be indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in our investment origination volume, variations in the timing of prepayments, the degree to which we encounter competition in our markets and general economic conditions.

THE SELLING STOCKHOLDER WILL CONTINUE TO BE A SIGNIFICANT STOCKHOLDER AFTER THE OFFERING

    The selling stockholder will hold approximately 25.5%, on a diluted basis, or 25.8%, on an outstanding basis, of our common stock (or 27.2% and 27.5%, respectively, if the overallotment option is not exercised) after the offering. Four of the 16 members of our Board of Directors are employed by an affiliate of the selling stockholder and own interests in the selling stockholder, as does our chairman and chief executive officer. As a result of its ownership interest, the selling stockholder will have significant influence over our affairs with respect to matters that require stockholder approval, and the selling stockholder's interest may conflict with our interests and the interests of our other stockholders. In addition, members of our Board who have relationships with the selling stockholder may be faced with decisions which could create, or appear to create, potential conflicts of interest.

                                USE OF PROCEEDS

    The selling stockholder will receive all of the proceeds from selling the common stock offered hereby. See "Selling Stockholder." We will not receive any of the proceeds from this offering.

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                              SELLING STOCKHOLDER

    This prospectus supplement relates to the offer and sale for the account of the selling stockholder described below of an aggregate of 10,000,000 shares of common stock. The following chart shows, according to our records as of March 31, 2002, the number of shares of common stock beneficially owned by the selling stockholder and the number of shares of common stock being offered hereby:

                                          SHARES OF COMMON STOCK                             SHARES OF COMMON STOCK
                                        OWNED PRIOR TO THE OFFERING                        OWNED AFTER THE OFFERING(1)
                                    -----------------------------------     SHARES     -----------------------------------
                                    NUMBER OF          PERCENTAGE           BEING      NUMBER OF          PERCENTAGE
SELLING STOCKHOLDER                   SHARES            OF CLASS           OFFERED       SHARES            OF CLASS
-------------------                 ----------   ----------------------   ----------   ----------   ----------------------
SOFI-IV SMT Holdings, L.L.C.......  34,388,338                   38.3%    10,000,000   24,388,338                     27.2%

------------------------

(1) If the underwriter exercises its overallotment option, SOFI-IV SMT Holdings, L.L.C. will sell up to an additional 1,500,000 shares.

    SOFI-IV SMT Holdings, L.L.C. is an entity owned by Starwood Opportunity Fund IV, L.P. Starwood Opportunity Fund IV, L.P. is an investment fund formed on
July 3, 1996. SOFI IV Management, L.L.C. is its general partner. Starwood Opportunity Fund IV, L.P.'s initial term expires on February 27, 2005, but may be extended by the general partner with the consent of its advisory committee for up to two additional one-year periods.

    The selling stockholder is controlled by entities which are controlled by Barry S. Sternlicht, one of our directors. Jay Sugarman, our chairman and chief executive officer, and Jeffrey G. Dishner, Madison F. Grose and Merrick R. Kleeman, each of whom is a director of iStar Financial, also have interests in the selling stockholder or entities that control the selling stockholder. Additional information regarding the selling stockholder may be found in "Participating Securityholders" and "Certain Relationships Between the Company and the Participating Securityholders" contained in the accompanying prospectus.

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                        FEDERAL INCOME TAX CONSEQUENCES

    The following supplements the discussion contained in the accompanying prospectus under the heading "Federal Income Tax Considerations," which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement the discussions contained in the corresponding headings of the accompanying prospectus.

    THE FOLLOWING IS A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES ANTICIPATED TO BE MATERIAL TO AN INVESTOR IN iSTAR FINANCIAL. THIS SUMMARY IS BASED ON CURRENT LAW, IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN iSTAR FINANCIAL MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS "--TAXATION OF TAX-EXEMPT STOCKHOLDERS" AND "--TAXATION OF FOREIGN STOCKHOLDERS." INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

    The information in this summary is based on the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the Internal Revenue Service upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the Internal Revenue Service or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF: (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST FOR FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    ASSET TESTS:

    As discussed in the accompanying prospectus under the heading "--Other Tax Considerations--Possible Legislative or Other Actions Affecting Tax Consequences," subject to certain "grandfather" rules, we may generally not own more than 10% of the value of the outstanding securities of any issuer, other than securities of a "qualified REIT subsidiary," another REIT, or a "taxable REIT subsidiary." We have taken appropriate steps to ensure that, since
January 1, 2001 (and will take appropriate steps to ensure that in the future), with respect to any issuer, other than a qualified REIT subsidiary or another REIT, either: (1) we have owned 10% or less of the value of the outstanding securities of such issuer; (2) such issuer has qualified as a "taxable REIT subsidiary," or (3) the securities we own of such issuer are exempted under the aforementioned "grandfather" rules. Additionally, we believe that not more than 20% of the total value of our gross assets was or is represented by the securities of one or more taxable REIT subsidiaries, and we will monitor our assets to ensure that we will continue to meet this test at all applicable times in the future. However, there can be no assurance that the Internal Revenue Service will not contend that the value of the securities of taxable REIT subsidiaries represents more than 20% of the total value of our gross assets.

TAXATION OF SECURITYHOLDERS

    EXCESS INCLUSION INCOME:

    A portion of our net income attributable to assets financed through our STARs(SM) program (and, therefore, a portion of the dividends payable by us) may be treated as Excess Inclusion income from a REMIC residual interest. See "--Taxation of Securityholders--Taxation of Tax-Exempt Stockholders" in the accompanying prospectus. These amounts have historically been immaterial and we expect that they will be immaterial in the future. Prospective stockholders should consult their own tax advisors regarding the federal income tax consequences to them of incurring Excess Inclusion income.

    BACKUP WITHHOLDING:

    Currently, the backup withholding rate is 30% and will decrease as federal ordinary income tax rates decrease.

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                                  UNDERWRITING

GENERAL

    Subject to the terms and conditions set forth in the underwriting agreement among Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriter, the selling stockholder and us, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder, 10,000,000 shares of common stock at $29.00 per share.

    According to the terms of the underwriting agreement, the underwriter will either purchase all of the shares or none of them.

    The underwriter will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriter. The underwriter may reject any order to purchase shares in whole or in part.

    The proceeds to the selling stockholder from the sale of the shares of common stock will be $290,000,000. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

    The expenses of the offering are estimated at $150,000, $125,000 of which are payable by us and $25,000 of which are payable by the selling stockholder.

    The distribution of the 10,000,000 shares of common stock by the underwriter may be effected from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of any shares of common stock hereby, the underwriter may be deemed to have received compensation from the selling stockholder equal to the difference between the amount received by the underwriter upon the sale of such common stock and the price at which the underwriter purchased such common stock from the selling stockholder. In addition, if the underwriter sells common stock to or through certain dealers, such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or any purchasers of common stock for whom they may act as agent. The underwriter may also receive compensation from the purchasers of common stock for whom it may act as agent.

    We and the selling stockholder have agreed to indemnify the underwriter and its controlling persons against certain liabilities, including liabilities under the Securities Act.

OVERALLOTMENT OPTION

    The underwriter has the option to purchase up to an aggregate of 1,500,000 additional shares of common stock from the selling stockholder at the same price it is paying for the 10,000,000 shares offered hereby. The underwriter may purchase additional shares only to cover overallotments made in connection with this offering and only within 30 days after the date of this prospectus supplement. The underwriter will offer any additional shares that it purchases on the terms described above.

NO SALES OF SIMILAR SECURITIES

    The selling stockholder has agreed not to sell or transfer any shares of common stock or to engage in certain hedging transactions with respect to the common stock for a period of 60 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter, except in certain circumstances. The selling stockholder is permitted to include shares for sale in a public primary equity offering by us, subject to certain limitations. The selling stockholder has pledged 25,267,462 shares of common stock owned by it under a $150.0 million margin loan that is fully recourse to the

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selling stockholder. In the event that the selling stockholder were to default in the performance of its obligations under the loan, the lender could foreclose upon those pledged shares and sell them in the open market at any time.

PRICE STABILIZATION AND SHORT POSITIONS

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase shares of common stock. As an exception to these rules, the underwriter is permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    If the underwriter creates a short position in the common stock in connection with this offering, i.e., the underwriter sells more shares of common stock than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing shares of common stock in the open market. The underwriter may also elect to reduce any short position through the exercise of all or part of the overallotment option described above.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases.

    Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    The underwriter has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and the selling stockholder and its affiliates. The underwriter has received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

    The legality of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Clifford Chance Rogers & Wells LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Clifford Chance Rogers & Wells LLP will rely upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP with respect to matters of Maryland law.

                                    EXPERTS

    The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

P R O S P E C T U S

                              ISTAR FINANCIAL INC.

                       66,295,537 SHARES OF COMMON STOCK
                               6,113,165 WARRANTS

    This prospectus relates to the offer and sale of up to 66,295,537 shares of our common stock (of which 8,558,294 are issuable upon exercise of warrants and options) and 6,113,165 warrants. These securities may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest, subject to compliance with agreements restricting sales by some of the securityholders. See "Participating Securityholders." The Company will not receive any of the proceeds from the sale of the securities.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    An investment in the securities entails certain material risks and uncertainties that should be considered. See "RISK FACTORS" on page four of this prospectus.

                               December 31, 2001

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, proxy or information statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect and copy reports, proxy or information statements and other information about us at the offices of the New York Stock Exchange, Public Reference Section, 20 Broad Street, New York, New York 10005.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance, reference is made to the copy of such contract or document so filed, each such statement being qualified in all respects by such reference. For further information about us and the securities, please see the registration statement and exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Participating Securityholders sell all the securities being offered or this offering is otherwise terminated:

    1.  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    2.  Current Report on Form 8-K dated August 15, 2001.

    3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

    4. The description of the shares of common stock contained in the Registration Statement on Form 8-A filed on October 5, 1999.

    You may request a copy of these filings, at no cost, by writing to us at iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036; Attention: Investor Relations, telephone number 212-930-9400.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. No one is making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

    Except as the context may otherwise require, when we refer to "SFI," "the Company," "we," "us" or "our" in this prospectus, we mean iStar Financial Inc. and its predecessors, consolidated subsidiaries and joint ventures.

                           FORWARD-LOOKING STATEMENTS

    We make statements in this prospectus and the documents we incorporate by reference that are considered "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements reflect our current views about the company's plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause the company's actual results, performances or achievements to be materially different from the forward- looking statements we make in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

    1. The success or failure of our efforts to implement our current business strategy.

    2. Economic conditions generally and in the commercial real estate and finance markets specifically.

    3.  The performance and financial condition of borrowers and tenants.

    4. The actions of our competitors and our ability to respond to those actions.

    5. The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, and general market conditions.

    6.  Changes in governmental regulations, tax rates and similar matters.

    7. Legislative and regulatory changes (including changes to laws governing the taxation of REITs).

    8. Other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on those statements.

                                  THE COMPANY

THE COMPANY

    We are the largest publicly traded finance company focused exclusively on the commercial real estate industry. We provide structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital and corporate net lease financing. We seek to deliver superior risk-adjusted returns on equity to our stockholders by providing innovative and value-added financing solutions to our customers. We are taxed as a real estate investment trust.

                                  RISK FACTORS

    THIS SECTION DESCRIBES SOME, BUT NOT ALL, OF THE RISKS OF PURCHASING OUR COMMON STOCK AND WARRANTS. YOU SHOULD CAREFULLY CONSIDER THESE RISKS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, BEFORE PURCHASING ANY OF THE SECURITIES OFFERED HEREBY. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS THAT APPEAR IN THIS PROSPECTUS, YOU SHOULD CAREFULLY REVIEW THE FACTORS DISCUSSED BELOW AND THE CAUTIONARY STATEMENTS REFERRED TO IN "FORWARD-LOOKING STATEMENTS."

WE ARE SUBJECT TO REAL ESTATE RISKS

    Our real estate finance business is subject to risks, including the following:

    1. Defaults by borrowers on non-recourse loans where underlying property values fall below the loan amount.

    2.  Costs and delays associated with the foreclosure process.

    3.  Borrower bankruptcies.

    4.  Possible unenforceability of loan terms, such as prepayment provisions.

    5.  Acts or omissions by owners or managers of the underlying real estate.

    6.  Borrower defaults on debt senior to our loans, if any.

    7. Where debt senior to our loans exists, the presence of intercreditor arrangements limiting our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through "standstill" periods) and control decisions made in bankruptcy proceedings relating to borrowers.

    8.  Lack of control over the underlying asset prior to a default.

    The risks described above could impact our ability to realize on our collateral or collect expected amounts on account of our assets. Where applicable, these risks could also require us to expend funds in order to protect our position as a subordinated lender. Unanticipated costs may also be incurred by us after a foreclosure. Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire underlying collateral in the event of a default, during which time the collateral may decline in value.

WE ARE SUBJECT TO RISKS RELATING TO OUR CORPORATE TENANT LEASE BUSINESS

    Our corporate tenant lease business is subject to risks, including the following:

    1. Lease expirations may result in reduced revenues if prevailing market lease rates at the time of such expirations are less than the contractual lease rates under the expiring leases. In addition, if corporate tenants under expiring leases elect not to renew their leases, we could experience long vacancy periods and incur substantial capital expenditures in order to obtain replacement corporate tenants. As of December 31, 2001, the percentage of our revenues

       (based on total revenues for the quarter ended December 31, 2001, annualized) that are subject to expiring leases during each year from 2002 through 2006 is as follows:

2002........................................................     2.2%
2003........................................................     3.4%
2004........................................................     4.8%
2005........................................................     2.9%
2006........................................................     6.0%

    2. Lease defaults by one or more significant corporate tenants or lease terminations by corporate tenants following events of casualty or takings by eminent domain could result in long vacancy periods and require us to incur substantial capital expenditures in order to obtain replacement corporate tenants. In addition, there can be no assurance that the lease payments received from replacement corporate tenants will be equal to the lease payments received from the defaulting or terminating corporate tenants. As of December 31, 2001, 11.3% of our annualized total revenues for the quarter ended December 31, 2001, were derived from our five largest corporate tenants.

    3.  Illiquidity of ownership interests in corporate facilities.

    4. Risks associated with joint ventures, such as lack of full management control over venture activities and risk of non-performance by venture partners.

    5. Possible need for significant tenant improvements, including conversions of single tenant buildings to multi-tenant buildings.

    6.  Competition from newer, more updated facilities.

    Factors 1, 2, 5 and 6 would likely have negative impacts on our net income. Factors 3, 4 and 5 may decrease our flexibility to vary our investment strategy promptly to respond to changes in market conditions.

OUR GROWTH IS DEPENDENT ON LEVERAGE, WHICH MAY CREATE OTHER RISKS

    Our success is dependent, in part, upon our ability to grow our assets through the use of leverage. We currently intend to leverage our portfolio primarily through secured and unsecured borrowings. Our ability to obtain the leverage necessary for execution of our business plan will ultimately depend upon our ability to maintain interest coverage ratios meeting market underwriting standards that will vary according to lenders' assessments of our creditworthiness and the terms of the borrowings.

    The percentage of leverage used will vary depending on our estimate of the stability of the portfolio's cash flow. To the extent that changes in market conditions cause the cost of such financing to increase relative to the income that can be derived from the assets acquired, we may reduce the amount of our leverage.

    Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in our net worth. We will leverage assets only when there is an expectation that it will enhance returns, although there can be no assurance that our use of leverage will prove to be beneficial. Moreover, there can be no assurance that we will be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets or a financial loss if we are required to liquidate assets at a commercially inopportune time.

    We and our subsidiaries are parties to agreements and debt instruments that restrict future indebtedness and the payment of dividends, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth and earnings to debt service ratios) and direct restrictions. As a result, in the event of a deterioration in our financial condition, these agreements or debt instruments could restrict our ability to pay dividends. Moreover, if we fail to pay dividends as required by the Internal Revenue Code, whether as a result of restrictive covenants in our debt instruments or otherwise, we may lose our status as a REIT. For more information regarding the consequences of loss of REIT status, please read the risk factor entitled "We May Be Subject to Adverse Consequences if We Fail to Qualify as a Real Estate Investment Trust."

WE FACE A RISK OF LIABILITY UNDER ENVIRONMENTAL LAWS

    Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Absent succeeding to ownership or control of real property, a secured lender is not likely to be subject to any of these forms of environmental liability.

CERTAIN PROVISIONS IN OUR CHARTER MAY INHIBIT A CHANGE IN CONTROL

    Generally, to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Internal Revenue Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our charter, no person may own more than 9.8% of the outstanding shares of stock, with some exceptions. The restrictions on transferability and ownership may delay, deter or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interest of the securityholders.

    Our Board of Directors is divided into two classes. Directors of each class are chosen for two-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control, even though a tender offer or change in control might be in the best interest of our securityholders. Our charter authorizes our Board of Directors:

    1. To cause us to issue additional authorized but unissued shares of common or preferred stock.

    2. To classify or reclassify, in one or more series, any of our unissued preferred shares.

    3. To set the preferences, rights and other terms of any classified or reclassified securities that we issue.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT OUR BUSINESS

    Our success is dependent upon the general economic conditions in the geographic areas in which a substantial number of our investments are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which we conduct substantial business likely would have an adverse effect on real estate values, interest rates and, accordingly, our business.

WE MAY BE SUBJECT TO ADVERSE CONSEQUENCES IF WE FAIL TO QUALIFY AS A REAL ESTATE
  INVESTMENT TRUST

    We intend to operate so as to qualify as a real estate investment trust for federal income tax purposes. We have received an opinion of our legal counsel that, based on certain assumptions, representations and an opinion of another law firm delivered to us last year described in "Federal

Income Tax Consequences," our existing legal organization and our actual and proposed method of operation described in this prospectus, as set forth in our organizational documents and as represented by us to our counsel, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our actual and proposed operations. Investors should be aware, however, that opinions of counsel are not binding on the Internal Revenue Service or any court. The real estate investment trust qualification opinion only represents the view of our counsel based on such counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and our qualification as a real estate investment trust will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. See "Federal Income Tax Consequences--Taxation of the Company."

    If we were to fail to qualify as a real estate investment trust for any taxable year, we would not be allowed a deduction for distributions to our stockholders in computing our taxable income and would be subject to federal income tax, including any applicable minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a real estate investment trust for the four subsequent taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Furthermore, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the real estate investment trust election. See "Federal Income Tax Consequences."

    Even if we qualify as a real estate investment trust for federal income tax purpose, we may be subject to certain state and local taxes on our income and property, and may be subject to certain federal taxes. See "Federal Income Tax Consequences--Taxation of the Company."

TAX-EXEMPT STOCKHOLDERS MAY BE SUBJECT TO TAXATION

    The Internal Revenue Service (the "IRS") has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder of a real estate investment trust that is a tax-exempt entity should not constitute UBTI, provided that:

    1. The tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code.

    2. The shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    3. The real estate investment trust does not hold a residual interest in a real estate mortgage investment conduit ("REMIC") that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code.

    However, because we may invest in certain classes of REMICs that are designated as the residual interest in the related REMIC (a "REMIC residual interest"), any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income (as defined below) will be treated as UBTI. Certain taxable income produced by REMIC residual interests may cause our stockholders to suffer certain adverse tax consequences. See "Federal Income Tax Consequences."

    If any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT: (1) that would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of securities of the REIT; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

    We do not expect that we will be a "pension-held REIT." However, notwithstanding our current belief that we will not be a "pension-held REIT," no assurance can be given that we will not become a "pension-held REIT" in the future.

    If we were to become a "pension-held REIT" in the future and were to acquire investments using debt, or otherwise were to engage in a transaction resulting in UBTI, determined as though we were a qualified pension plan, any qualified pension plan owning 10% or more of our shares, by value, would have a portion of its dividend income from us taxed as UBTI. Even if we were not a "pension-held REIT," certain amounts received by a stockholder that is a tax-exempt entity may be treated as UBTI. See "Federal Income Tax Consequences."

SOFI-IV SMT HOLDINGS, L.L.C. IS A SIGNIFICANT STOCKHOLDER.

    SOFI-IV SMT Holdings, L.L.C. holds a significant number of shares of our common stock. Four of the 16 members of our Board of Directors are employed by an affiliate of SOFI-IV SMT Holdings, L.L.C. and own interests in SOFI-IV SMT Holdings, L.L.C., as does our chairman and chief executive officer. As a result of its ownership interest, SOFI-IV SMT Holdings, L.L.C. will have significant influence over our affairs with respect to matters that require stockholder approval, and its interest may conflict with our interests and the interests of our other stockholders. In addition, members of our Board who have relationships with SOFI-IV SMT Holdings, L.L.C. may be faced with decisions which could create, or appear to create, potential conflicts of interest.

                                USE OF PROCEEDS

    The Participating Securityholders shall receive all of the proceeds from selling the Securities offered hereby. See "Participating Securityholders." The Company will not receive any of the proceeds.

                  COMMON STOCK PRICE AND DIVIDEND PERFORMANCE

    Our common stock is listed on the New York Stock Exchange under the symbol "SFI." The high and low sales prices per share and the dividends paid or declared by us on our common stock are each set forth below for the quarters indicated.

                                                             PRICE RANGE OF OUR
                                                                COMMON STOCK
                                                             -------------------
QUARTERLY PERIOD ENDED                                         HIGH       LOW      DIVIDEND/SHARE
----------------------                                       --------   --------   --------------
2000:
March 31, 2000.............................................  $18.7500   $16.6250      $ 0.60
June 30, 2000..............................................  $20.9375   $17.3750      $ 0.60
September 30, 2000.........................................  $22.4375   $20.2500      $ 0.60
December 31, 2000..........................................  $21.6250   $19.0625      $ 0.60

2001:
March 31, 2001.............................................  $25.7000   $19.1875      $ 0.6125
June 30, 2001..............................................  $28.2000   $22.7400      $ 0.6125
September 30, 2001.........................................  $28.4600   $22.4900      $ 0.6125

                         PARTICIPATING SECURITYHOLDERS

    This prospectus relates to the offer and sale for the account of the Participating Securityholders from time to time of an aggregate of up to 66,295,537 shares of common stock and up to 6,113,165 warrants, as adjusted. There is no assurance that the Participating Securityholders will sell any or all of the shares of common stock, warrants or options.

    Some of the Participating Securityholders are parties to agreements that restrict their ability to sell shares of common stock even though those shares of common stock have been registered with the SEC. In connection with the acquisition of the Leasing Subsidiary, each of SOFI-IV SMT, Mezzanine and BLLC executed lock-up agreements in which they agreed, subject to customary exceptions (including pledges to lenders):

    1. Not to transfer or encumber any shares of common stock during the first six months after November 4, 1999 (the closing date of the acquisition), other than 5% of such holdings that may be transferred in any manner, 20% that may be transferred in connection with public offerings by us and 30% that may be transferred in off-market transactions (all shares of common stock transferred under any exemption also counting against the amount transferable under the other two exemptions).

    2. Not to transfer or encumber any shares of common stock during the second six months after the closing of the acquisition, other than one third of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

    3. Not to transfer or encumber any of our shares of common stock during the third six months after the closing of the acquisition, other than two thirds of the shares of common stock such stockholder held as of the six-month anniversary of the closing of the acquisition.

    4. Not to liquidate, dissolve or make distributions of the shares of common stock in respect of such stockholder's equity interest unless all persons or entities receiving the shares of common stock execute deeds of adherence to its lock-up agreement.

    The following charts show, according to our records as of February 29, 2000, the number of shares of common stock and warrants beneficially owned by the Participating Securityholders and the number of shares of common stock and warrants being offered hereby:

                                                     SHARES OF COMMON STOCK
                                                       OWNED PRIOR TO THE
                                                            OFFERING
                                                    -------------------------
                                                    NUMBER OF     PERCENTAGE    SHARES BEING
PARTICIPATING SECURITYHOLDER                          SHARES     OF CLASS (1)     OFFERED
----------------------------                        ----------   ------------   ------------
SOFI-IV SMT Holdings, L.L.C. and its direct and
  indirect partners...............................  41,854,934       48.4%       41,854,934
Starwood Mezzanine Investors, L.P. and its direct
  and indirect partners...........................  10,962,886       12.7%       10,962,886
Lazard Freres Real Estate Fund II, L.P.(2)........   3,031,519        3.5%        3,031,519
Lazard Freres Real Estate Offshore Fund II,
  L.P.(2).........................................   1,916,999        2.2%        1,916,999
Starwood Financial Advisors, L.L.C. and its
  transferees (3).................................   1,689,988        2.0%        1,689,988
Barry S. Sternlicht...............................   1,536,887        1.8%        1,536,887
Jay Sugarman (4)..................................   1,284,712        1.5%        1,284,712
LF Offshore Investment L.P. (2)...................   1,164,647        1.3%        1,164,647
New York Financial Advisors, L.L.C. and its
  transferees (3).................................     764,266          *           764,265
Jonathan Eilian (5)...............................     559,598          *           559,598
B Holdings, L.L.C. and its direct and indirect
  partners........................................     545,518          *           545,518
Merrick R. Kleeman (6)............................     484,054          *           484,054
Spencer B. Haber (7)..............................     567,288          *           567,288
Jeffrey G. Dishner (8)............................     388,200          *           388,200
W9/Reit Holdings Two, Inc. and its direct and
  indirect partners and shareholders..............     350,746          *           350,746
Madison F. Grose (9)..............................     276,376          *           276,376
Jerome C. Silvey (10).............................     160,079          *           160,079
Roger M. Cozzi (11)...............................     122,300          *           122,300
James Babb (12)...................................      79,726          *            79,726
Ellis Rinaldi (13)................................      78,019          *            78,019
Jeffrey Rosenthal (14)............................      71,225          *            71,225
Starwood Capital Group, L.L.C. and its direct and
  indirect partners...............................       8,000          *             8,000
*  Less than one percent.

------------------------

(1) Based on 86,565,672 shares of common stock outstanding on August 31, 2001 (including shares that may have been repurchased).

(2) The shares owned by these securityholders are issuable upon the exercise of the warrants at an original exercise price of $35.00 per share, subject to anti-dilution adjustments. The warrants expire on December 15, 2005.

(3) The shares owned by this securityholder and its transferees are issuable upon the exercise of options at an original exercise price of $15.00 per share, subject to antidilution adjustments. The options expire on March 13, 2008.

(4) Includes shares issuable upon the exercise of options to purchase 509,510 shares of common stock.

(5) Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(6) Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(7) Includes shares issuable upon the exercise of options to purchase 152,853 shares of common stock.

(8) Includes shares issuable upon the exercise of options to purchase 127,378 shares of common stock.

(9) Includes shares issuable upon the exercise of options to purchase 84,595 shares of common stock.

(10) Includes shares issuable upon the exercise of options to purchase 50,951 shares of common stock.

(11) Includes shares issuable upon the exercise of options to purchase 42,460 shares of common stock.

(12) Includes shares issuable upon the exercise of options to purchase 42,460 shares of common stock.

(13) Includes shares issuable upon the exercise of options to purchase 40,761 shares of common stock.

(14) Includes shares issuable upon the exercise of options to purchase 41,950 shares of common stock.

                                                        WARRANTS OWNED
                                                     PRIOR TO THE OFFERING
                                                    -----------------------
                                                    NUMBER OF    PERCENTAGE   WARRANTS BEING
PARTICIPATING SECURITYHOLDER                         WARRANTS     OF CLASS       OFFERED
----------------------------                        ----------   ----------   --------------
Lazard Freres Real Estate Fund II, L.P............  3,031,519       49.6%       3,031,519
Lazard Freres Real Estate Offshore Fund II,
  L.P.............................................  1,916,999       31.4%       1,916,999
LF Offshore Investment L.P........................  1,164,647       19.1%       1,164,647

    Because each of the Participating Securityholders may offer all or some of the securities pursuant to the offering made hereby, no estimate can be given as to the number of the securities that will be held by the Participating Securityholders after completion of the offering.

    We have prepared this prospectus to meet our obligations under certain agreements with the Participating Securityholders.

    On December 15, 1998, SFT sold 4,400,000 Series A Preferred Shares of beneficial interest and warrants to purchase 6,000,000 Class A Shares of beneficial interest pursuant to a Securities Purchase Agreement, dated as of December 15, 1998, by and among the Company, Lazard Freres Real Estate Fund II, L.P., a Delaware limited partnership ("Fund II"), Lazard Freres Real Estate Offshore Fund II, L.P., a Delaware limited partnership (the "Offshore Fund"), and LF Mortgage REIT, a Maryland real estate investment trust (the "Lazard Transaction"). Effective as of March 30, 1999, the Offshore Fund assigned warrants to purchase 1,143,088 Class A Shares of beneficial interest to LF Offshore Investment ("LF Offshore", and together with Fund II and the Offshore Fund, the "Lazard Investors"). The warrants, which were assumed by the Company in its merger with SFT, and are now exercisable for a total of 6,113,165 shares of common stock at an aggregate price of $210 million, became exercisable on December 15, 1999 subject to anti-dilution adjustments, and expire on December 15, 2005.

    Pursuant to an Investor Rights Agreement dated December 15, 1998 with the Lazard Investors and other parties named therein (the "Lazard Rights Agreement"), we are required to use our best efforts to file a registration statement covering the warrants and the shares of common stock issuable upon exercise of the warrants.

    On May 29, 1998, TriNet entered into the Amended and Restated Limited Liability Company Operating Agreement of W/9 TriNet Poydras, LLC with W9/Reit Holdings Two, Inc., Stone Street W9/TriNet Corp., Stone Street Real Estate Fund 1998, L.P. and Bridge Street Real Estate Fund 1998, L.P. (the "Whitehall Parties") in connection with a venture that owns real property in New Orleans, Louisiana. Pursuant to the agreement, the Whitehall Parties were given the option to exchange their interests in the venture for common stock of TriNet upon any change of control of TriNet. This option became exercisable upon our merger with TriNet and the Whitehall Parties delivered notice of their desire to exchange on November 12, 1999. We issued 350,746 shares of common stock to the Whitehall Parties pursuant to the notice.

    Pursuant to a Registration Rights Agreement, dated March 16, 1998 between TriNet and the Whitehall Parties (the "Whitehall Rights Agreement"), which we assumed in the TriNet merger, we are required to file a registration statement on Form S-3 with respect to the shares of common stock held by the Whitehall Parties.

    The shares of common stock held by the Starwood Affiliates were acquired in a contribution transaction in March 1998 (the "Recapitalization"). The Starwood Affiliates are parties to a

Registration Rights Agreement, dated March 13, 1998 (the "Affiliate Rights Agreement"), pursuant to which we are required to register the shares of common stock for resale by the Starwood Affiliates and their limited partners on a registration statement maintained with the SEC until such time as the Starwood Affiliates and their limited partners no longer own any shares of common stock.

    The shares of common stock held by the directors and officers and Starwood Capital were acquired: (1) through the Advisor Transaction; (2) through open market purchases; (3) through option grants; and (4) from distributions of the Starwood Affiliates and other affiliates. We are required to register the shares of common stock acquired pursuant to the Advisor Transaction pursuant to an Agreement and Plan of Merger and Interest Contribution Agreement, dated as of June 15, 1999 (the "Advisor Agreement").

    In addition, in each of the Lazard Rights Agreement, the Whitehall Rights Agreement, the Affiliate Rights Agreement and the Advisor Agreement, we have agreed to indemnify the Participating Securityholders and any broker or dealer to or through whom any of the securities are sold against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments a Selling Securityholder may be required to make in respect thereof.

                 CERTAIN RELATIONSHIPS BETWEEN THE COMPANY AND
                       THE PARTICIPATING SECURITYHOLDERS

    We have not had any material relationship with any of the Participating Securityholders since January 1, 1997, other than as set forth in this Section or under "Participating Securityholders."

    Messrs. Sternlicht, Sugarman, Haber, Dishner, Eilian, Grose, Kleeman, each of whom is a director and/or executive officer of the Company, received shares of common stock in the Advisor Transaction in exchange for their interests in our external advisor.

    Each of Messrs. Sternlicht, Sugarman, Dishner, Eilian, Grose and Kleeman has a direct or indirect economic interest in each of the Starwood Affiliates.

    On December 15, 1998, we purchased $248.5 million in mortgage and mezzanine loans from affiliates of the Lazard Investors. Pursuant to the Lazard Rights Agreement, the Lazard Investors are entitled to appoint one director to our Board of Directors as long as the Lazard Investors and certain of their affiliates are not "Competitors" (as defined in the Lazard Rights Agreement).

    On June 18, 1998, SFT granted options to purchase 2,493,842 Class A Shares of beneficial interest to Starwood Financial Advisors, L.L.C. (the "Advisor"), which we assumed in the merger with SFT. Pursuant to the Advisor Transaction, the Advisor became our subsidiary. Because of certain distributions by the Advisor and New York Financial Advisors, L.L.C. ("NYFA") and anti-dilution adjustments resulting from the share dividend issued in November 1999, the Advisor and its grantees currently possess options to purchase 1,689,723 shares of common stock and NYFA and its grantees possess options to purchase 764,145 shares of common stock.

    Mezzanine acquired 83,333 Class A Shares of beneficial interest of SFT for $6.00 a share on January 22, 1997 upon exercise of its rights under a warrant SFT had previously granted. In addition, SFT paid Mezzanine $25.5 million in cash and issued 25,857,999 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets and issued Mezzanine 761,490 Class A Shares of beneficial interest of SFT in exchange for 4,568,944 units in APMT Limited Partnership on March 18, 1998.

    On March 18, 1998, Starwood Opportunity Fund IV, L.P., the sole member of SOFI-IV SMT was paid $324.3 million in cash and SOFI-IV SMT was issued 41,179,131 Class A Shares of beneficial interest of SFT at a price of $15.00 per share in exchange for certain assets.

                              PLAN OF DISTRIBUTION

    We are registering the securities on behalf of the Participating Securityholders and we will bear all costs, expenses and fees in connection with the registration of the securities. As used herein, "Participating Securityholder" includes donees and pledgees selling securities received from a named Participating Securityholder after the date of this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be borne by the Participating Securityholders. Except as may be set forth in any prospectus supplement, the Participating Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the Participating Securityholders.

    The Participating Securityholders may effect such transactions by selling securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Participating Securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    The Participating Securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Participating Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Participating Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Participating Securityholders are not expected to exceed normal selling expenses.

    Because Participating Securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Participating Securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Participating Securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. The registration of the securities under the Securities Act shall not be deemed an admission by the Participating Securityholders or the Company that the Participating Securityholders are underwriters for purposes of the Securities Act of any securities offered pursuant to this Prospectus.

    Upon the Company being notified by a Participating Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing: (1) the name of each such participating securityholder and of the participating broker-dealer(s); (2) the number of securities involved; (3) the price at which such securities were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction. In addition, upon the Company being notified by a Participating Securityholder that a donee or pledgee intends to sell more than 500 shares of common stock or warrants, a supplement to this prospectus will be filed.

    The securities may be sold or distributed in a variety of ways, including:

    1. Block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.

    2. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus.

    3. Exchange distributions and/or secondary distributions in accordance with the rules of the NYSE.

    4. Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    5.  Sales in the over-the-counter market.

    6.  Through short sales of securities.

    7. Pro rata distributions in the ordinary course of business or as part of the liquidation and winding up of the affairs of the Participating Securityholders.

    8.  Privately negotiated transactions.

    The Participating Securityholders may from time to time deliver all or a portion of the securities to cover a short sale or sales or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

    Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the securities offered by this Prospectus may not simultaneously engage in market making activities with respect to the securities during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Participating Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 101, 102, 103 and 104, which provisions may limit the timing of purchases and sales of securities by the Participating Securityholders.

    Securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Participating Securityholder may devise, gift or otherwise transfer the securities by means not described herein, in which event such transfer will not be pursuant to this prospectus.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

    We have 200,000,000 authorized shares of common stock, 86,568,767 of which (including shares that may have been repurchased) were issued and outstanding on September 30, 2001. All shares of our common stock currently outstanding are validly issued, fully paid and non-assessable. All shares of common stock issuable upon the exercise of warrants and options, when issued and paid for upon such exercise, will be validly issued, fully paid and non-assessable.

    VOTING RIGHTS

    Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. Our board of directors consists of two classes, each of which serves for a term of two years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares of common stock cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of common stock can elect all of the directors standing for election at a stockholders' meeting.

    DIVIDEND POLICY

    All shares of our common stock are entitled to participate ratably in dividends when and as declared by our board of directors out of the funds legally available therefor. Any such dividends may be paid in cash, additional shares of our common stock or shares of another class of our stock. We have paid dividends to our stockholders in each of the last seven quarters. See "Common Stock Price and Dividend Performance."

    MISCELLANEOUS RIGHTS AND PROVISIONS

    Holders of our common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of our equity after satisfaction of all liabilities.

DESCRIPTION OF WARRANTS

    The following is a brief summary of certain provisions of the warrants. This summary is not complete and is qualified in all respects by reference to the warrants. Copies of the warrants have been filed as exhibits to the registration statement. We have 6,000,000 warrants issued and outstanding. The warrants expire December 15, 2005 and are not redeemable, in whole or in part.

    EXERCISE PRICE AND TERMS

    The warrants entitle the registered holders thereof to purchase an aggregate of 6,113,165 shares of common stock at an aggregate exercise price of $210 million subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to our Secretary, with the subscription form on the warrant properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the warrants. The warrants expire December 15, 2005. No fractional shares of common stock will be issued upon the exercise of the warrants. The exercise price of the warrants bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

    ADJUSTMENTS

    The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of certain events, including:

    1.  Stock dividends.

    2.  Stock splits.

    3.  Combinations or reclassifications of the common stock.

    4.  Mergers or reorganizations.

    Pursuant to a one million share dividend issued to our stockholders on November 3, 1999, the warrants have been adjusted and are now exercisable for 6,113,165 shares of common stock. There have been no other events requiring an adjustment to the warrants.

    TRANSFER, EXCHANGE AND EXERCISE

    The warrants are in registered form and may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue.

    WARRANT HOLDER NOT A STOCKHOLDER

    The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

    We intend to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a summary of the federal income tax consequences for the Company and our stockholders with respect to our treatment as a real estate investment trust. The information set forth below, to the extent that it constitutes matters of law or legal conclusions, is based on the opinion of Mayer, Brown & Platt, our counsel.

    Based upon the matters described below, including an Internal Revenue Service closing agreement dated March 10, 1998, discussed below, in the opinion of Mayer, Brown & Platt, our counsel, our existing legal organization and our actual and proposed method of operation described in this Prospectus, as set forth in our organizational documents and as represented by us to Mayer, Brown & Platt, enable us to satisfy the requirements for qualification as a real estate investment trust under the Internal Revenue Code in the ordinary course of our operations. This opinion of our counsel is based on certain assumptions relating to our organization and our operation, including that we will be operated in the manner described in our applicable organizational documents and in this Prospectus and that all terms and provisions of such documents will be complied with by all parties thereto. Our counsel's opinion is also based upon, and to that extent limited, the opinion of another law firm delivered to us last year. That law firm's opinion stated that our proposed method of operation from and after the earlier of the date of the merger with SFT and the TriNet merger, taking into account the effects of the merger with SFT and the TriNet merger, will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code. We note that such law firm's opinion relies on, among other items, the opinion of another law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger. We have received the consent of the law firm opining on the Company's ability, taking into account the effects of the merger with SFT and the TriNet merger, to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and have assumed that the opinion of the other law firm regarding the qualification and taxation of TriNet as a REIT through the effective time of the TriNet merger remains in effect as of the date such opinion was rendered. Our counsel's opinion is also conditioned upon certain representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, our counsel's opinion is based on the law existing and in effect on the date hereof and our qualification and taxation as a real estate investment trust will depend on compliance with such law existing and in effect on the date hereof and as the same may be hereafter amended. Our qualification and taxation as a real estate investment trust will further depend upon our ability to meet, on a continuing basis through actual operating results, asset composition, distribution levels diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Counsel will not review compliance with these tests on a continuing basis, and thus, no assurance can be given that we will satisfy such tests on a continuing basis.

    In brief, a corporation that invests primarily in real estate interests, including interests in mortgages on real property, and that otherwise would be treated for federal income tax purposes as a corporation can, if it meets the real estate investment trust provisions of the Internal Revenue Code described below, claim a tax deduction for the dividends it pays to its stockholders. Consequently, such a corporation is generally not taxed on its "real estate investment trust taxable income" to the extent it is currently distributed to stockholders, thereby substantially eliminating the "double taxation," at both the corporate and stockholder levels, that otherwise generally results from an investment in a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a real estate investment trust. Further, if the entity were to fail to qualify as a real estate investment trust in any year, it would not be able to deduct any portion of the dividends paid to its stockholders and would be subject to full federal income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its stockholders. See "--Taxation of the Company--General" and "--Taxation of the Company--Failure to Qualify."

    Our Board of Directors believes that we have operated in a manner that permitted us to elect, and that we timely and effectively elected, real estate investment trust status for our taxable year ending December 31, 1998, and in each taxable year thereafter. As noted, there can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a real estate investment trust depends on our continuing ability to satisfy the numerous asset, income and distribution tests, as described below, which in turn will be dependent in part on our operating results.

    The following summary, based on existing law, is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a stockholder in light of his or her particular circumstances or to certain types of stockholders, including insurance companies, financial institutions and broker-dealers, foreign corporations and persons who are not the citizens or residents of the United States, who are subject to special treatment under the federal income taxation laws.

TAXATION OF THE COMPANY

    CLOSING AGREEMENT

    On March 10, 1998, we received an Internal Revenue Service closing agreement, a written agreement from the Internal Revenue Service confirming its agreement on a material issue, under which we were eligible to make an election under Section 856(c)(1) of the Internal Revenue Code to be taxed as a real estate investment trust for our taxable year ending December 31, 1998. After determining that we may have violated certain real estate investment trust asset requirements in the years prior to 1998, we sought the March 10, 1998 Internal Revenue Service Closing Agreement by voluntarily disclosing to the Commissioner of Internal Revenue that we may have violated certain real estate investment trust asset requirements set forth in Section 856(c) of the Internal Revenue Code for our taxable years 1993 through 1996.

    While it is a condition of real estate investment trust status that prior non-REIT corporate earnings and profits must be eliminated, the Board of Directors believes that we did not generate significant earnings and profits in taxable years during which we may not have qualified as a real estate investment trust. In addition, if we had any net unrealized built-in gain with respect to any asset held by us on January 1, 1998, and we were to recognize gain on the disposition of such asset during the ensuing 10-year period, then the built-in gain on January 1, 1998 will be subject to tax at the corporate tax rate.

    GENERAL

    In any year in which we qualify as a real estate investment trust, in general we will not be subject to federal income tax on that portion of our real estate investment trust taxable income or capital gain which is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain that is not so distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any pro-rata taxes paid by us on such gain.

    Notwithstanding our qualification as a real estate investment trust, we may also be subject to taxation in certain other circumstances. If we fail to satisfy either the 75% or the 95% gross income test, each as discussed below, and nonetheless maintain our qualification as a real estate investment trust because certain other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability. We will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. If we have: (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other non-qualifying income from foreclosure property, we will also be subject to tax on such income from foreclosure property at the highest corporate tax rate. In addition, if we fail to distribute during each calendar year at least the sum of:

    (1) 85% of our real estate investment trust ordinary income for such year;

    (2) 95% of our real estate investment trust capital gain net income for such year; and

    (3) any undistributed taxable income from prior years,

we will be subject to a 4% excise tax on the excess of such sum over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. We also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

    We may also recognize other taxable income, as described below, in excess of cash flow from REMIC residual interests or our retained interests from non-REMIC securitization transactions. In addition, we may have income without the receipt of cash to the extent of the market discount attributable to debt securities held by a REMIC in which we hold a residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by "Disqualified Organizations," as defined below. See "--Taxation of the Stockholders--Taxation of Tax-Exempt Stockholders" below. Any such tax on the portion of any Excess Inclusion allocable to our stock held by Disqualified Organizations will reduce the cash available for distribution to our stockholders.

    In order to qualify as a real estate investment trust, we must meet, among others, the following requirements:

    SHARE OWNERSHIP TESTS

    Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our outstanding shares may be owned, directly or indirectly and including the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. These share ownership requirements need not be met until our second taxable year for which a real estate investment trust election is made. As we have represented to our counsel, we have satisfied and will continue to satisfy these requirements.

    In order to comply with the foregoing share ownership tests, we have placed certain restrictions on the transfer of our stock to prevent additional concentration of stock ownership. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock, as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with his tax return a similar statement disclosing the actual ownership of our stock and certain other information. In addition, our Amended and Restated Charter provides restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements.

    ASSET TESTS

    At the close of each quarter of our taxable year, we must satisfy two tests relating to the nature of our assets, with "assets" being determined in accordance with generally accepted accounting principles. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, government securities, qualified temporary investments and regular or residual interests in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we shall be treated as holding directly our proportionate share of the assets of the REMIC. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed: (1) in the case of securities of any one non-government issuer, 5% of the value of our total assets; and (2) 10% of the outstanding voting securities of any one such issuer. Based on existing facts, the Board of Directors intends that we will meet these tests at the applicable times in the future. If, however, we were unable to satisfy the foregoing asset tests at the applicable time, we would be required to take preventive steps by disposing of certain assets or otherwise risk a loss of real estate investment trust status.

    Currently, we own approximately 96% of the non-voting shares of TriNet Management Operating Company, Inc., 100% of the non-voting shares of Starwood Operating, Inc. and Starwood Financial Preferred, Inc., and not more than 10% of the voting shares of these corporations. Therefore, we believe that we do not own more than 10% of the voting securities of these corporations and that any of these corporations' shares do not represent more that 5% of the total value of our gross assets. However, there can be no assurance that the Internal Revenue Service will not contend that the value of the shares of any of these corporations exceeds the 5% limitations. In rendering its opinion, our counsel will rely on our conclusions with regard to the value of TriNet Management Operating Company, Inc., Starwood Operating, Inc. and Starwood Financial Preferred, Inc. In addition, for taxable years beginning after December 31, 2000, unless we and any of these corporations jointly elect to treat each of these corporations as taxable REIT subsidiaries, such corporations' future activities and growth may be limited. "--Possible Legislative or Other Actions Affecting Tax Consequences."

    GROSS INCOME TESTS

    There are three separate percentage tests relating to the sources of our gross income which must have been satisfied for our 1997 taxable year and two separate percentage tests thereafter. For taxable years beginning on January 1, 1998, the 30% gross income test has been repealed. For the purposes of these tests, where we invest in a partnership, we will be treated as receiving our share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. The two tests are separately described below:

    The 75% Test. At least 75% of our gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

    1.  Rents from real property, except as modified below.

    2. Interest on obligations secured by mortgages on, or interests in, real property including amounts included in gross income with respect to a regular or residual interest in a REMIC, except that, if less than 95% of the assets of a REMIC are "real estate assets" as determined under the Internal Revenue Code, we will be treated as holding directly our proportionate share of assets of such REMIC.

    3. Gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business ("dealer property").

    4. Dividends or other distributions on shares in other real estate investment trusts, as well as gain from the sale of such shares.

    5.  Abatements and refunds of real property taxes.

    6. Income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property").

    7. Commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

    8. Certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our stock or specified debt securities during the one-year period following the receipt of such capital.

    Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test or the 95% gross income test described below if we own, directly or constructively, 10% or more of the tenant. If the portion of any rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of the rent will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income, as discussed below, for the 75% and 95% gross income tests, if based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage, or percentages, of gross receipts or gross sales. Finally, for rents received to qualify as rents from real property for the 75% and 95% gross income tests, we generally must not operate or manage the property, or furnish or render services to customers other than through an "independent contractor" from whom we derive no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by us are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience," or the amounts received with respect to the services do not exceed 1% of all amounts received or accrued, directly or indirectly, by us during the taxable year with respect to the property.

    We monitor our operations in the context of these standards so as to satisfy the 75% and 95% gross income tests and have represented to our counsel that we have and will satisfy these tests for the applicable periods.

    The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above described qualifying

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income, or from dividends, interests, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property, including a mortgage, are included for purposes of the 95% gross income test, but not for the purposes of the 75% gross income test. In addition, payments to a real estate investment trust under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge its indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We closely monitor our non-qualifying income and anticipate that non-qualifying income from other activities will not result in our failing to satisfy either the 75% or 95% gross income test.

    For purposes of determining whether we comply with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property; however, it does not include a sale of our investments if such investments are held by us for at least four years and certain other requirements, relating to the number of investments sold in a year, their tax bases, and the cost of improvements made thereto, are satisfied. See "--Taxation of the Company--General."

    In order to comply with the 75% and 95% gross income tests described above, the Board of Directors will monitor the investments made by us with the intent of maintaining our status as a real estate investment trust. As a result, the Board of Directors may limit and/or closely scrutinize certain types of investments made by us, including, among others, loans that provide for interest amounts that are dependent in whole or in part on the income or profits of a borrower, loans that contain interest payment provisions relating to appreciation of the underlying property, loans that are secured by assets other than mortgages on real property or interests in real property, and certain hedging transactions.

    Under the real estate investment trust rules, any amount received or accrued, directly or indirectly, with respect to any obligation is generally not includible as qualifying "interest" for purposes of the 75% and 95% gross income tests if the determination of the amount depends in whole or in part on the income or profits of any person, whether or not derived from property secured by the obligation. However, an amount received or accrued generally will not fail to qualify as "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. In addition, an amount received or accrued generally not will fail to qualify as "interest" solely by reason of being based on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, to the extent the amounts received from the debtor are attributable to amounts that would be characterized as qualified rents from real property under the real estate investment trust rules. Furthermore, to the extent interest under a loan is based on the cash proceeds realized upon the sale of the property securing the loan and constitutes a "shared appreciation provision," as described below, income attributable to such participation feature will be treated as gain from sale of the secured property, which generally is treated as qualifying income for purposes of the 75% and 95% gross income tests, except as noted below.

    In addition, at the time of loan acquisition or origination it might be determined in certain cases that our investment in a loan may exceed at the time of loan acquisition or origination the value of the real property securing the loan or may not be secured by a mortgage on real property, e.g., a loan secured by a partnership interest, which would result in part or all of the interest income from such loan constituting qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. It is also possible that, in some instances, the interest income from a loan may be based in part on the borrower's profits or net income, which generally will disqualify the income from the loan for purposes of both the 75% and 95% gross income tests, except as noted above.

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    Certain of our investments may contain the right to receive interest based on appreciation of the underlying real property. In addition, we may acquire or originate loans in the future that have similar rights. Under the Internal Revenue Code, a shared appreciation provision in a mortgage is any provision which is in connection with an obligation held by us and secured by an interest in real property (the "secured property"), and which entitles us to receive a specified portion of any gain realized on the sale or exchange of such property, or of any gain which would be realized if the property were deemed sold on a specified date.

    For purposes of determining whether we meet the 75% income test and 95% income text and whether we derive any income from prohibited transactions, any income derived from a shared appreciation mortgage shall be treated as gain recognized on the sale of the secured property. For purposes of this rule:
(1) we are treated as holding the secured property for the period during which we held the shared appreciation provision or, if shorter, for the period during which the secured property was held by the person holding such property; and
(2) the secured property is treated as "dealer property" as defined in
Section 1221(1) of the Internal Revenue Code, if it would be treated as "dealer property" in the hands of the person holding the secured property, or it would be treated as "dealer property" if held by us.

    For our taxable years after 1997, if the secured property is treated as dealer property, gain from the sale of such property could give rise to the 100% tax on gain from prohibited transactions. Since substantially all of the loans previously contributed to us were acquired by purchase or contribution rather than originated by us, there is no built-in safeguard in the loan documents to protect us from the risk that the secured property may be treated as "dealer property." Similarly, in the case of loans that are acquired in the future rather than originated by us, the same issue arises. However, we have and intend to include built-in safeguards in the loans we originate to minimize any risk that any secured property will be treated as "dealer property."

    We may acquire investments that do not generate qualifying income for purposes of the 75% and 95% gross income tests because such assets, for example, generate income dependent in whole or in part on the income or profits of the applicable borrower. However, based on the Board of Directors' review of all of our investments, the Board of Directors believes that, for purposes of both the 75% and 95% gross income tests, our investments will permit us to satisfy the requirements for qualification as a real estate investment trust.

    We intend to enter into various hedging transactions with respect to one or more of our assets or liabilities. While such hedging transactions could take a variety of forms, only those payments to a real estate investment trust under the interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by the real estate investment trust to hedge our indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments are treated as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. The provisions of the Internal Revenue Code regarding our qualification as a real estate investment trust may thus restrict our ability to enter into certain types of hedging transactions. The Board of Directors will monitor our compliance with the various real estate investment trust qualification tests imposed under the Internal Revenue Code with respect to our various hedging strategies on a continuing basis. However, no assurance can be given that hedging transactions, together with our other operations, would permit us to satisfy these tests on an ongoing basis.

    Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a real estate investment trust for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

    1. Our failure to comply were due to reasonable cause and not to willful neglect.

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
    2. We report the nature and amount of each item of our income included in the tests on a schedule attached to our tax returns.

    3. Any incorrect information on the schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a 100% tax on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

    The 30% Test. The 30% gross income test has been repealed and we have not been required to comply with this test beginning January 1, 1998.

    Foreclosure Property Rules. Real estate investment trusts generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would generally be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. "Foreclosure property" is defined as any real property, including interests in real property, and any personal property incident to such real property:

    1. That is acquired by a real estate investment trust as the result of such real estate investment trust having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default, or default was imminent, on a lease of such property or on an indebtedness owed to the real estate investment trust that such property secured.

    2. As to which the related loan was made or acquired by the real estate investment trust at a time when default was not imminent or anticipated.

    3. For which such real estate investment trust makes a proper election to treat such property as foreclosure property.

Except as provided in the following paragraph, property shall cease to be foreclosure property as of the close of the third taxable year following the taxable year in which we acquired such property in foreclosure. If property is not eligible for the election to be treated as foreclosure property ("ineligible property") because, for example, the related loan was acquired by us at the time when default was imminent or anticipated, income received with respect to such ineligible property may not be qualifying income for purposes of the 75% or 95% gross income tests.

    Any foreclosure property shall cease to be foreclosure property on the first day, occurring on or after the day on which we acquired the property in foreclosure, on which:

    1. A lease is entered into with respect to such property which, by its terms, will not give rise to qualifying income for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day which does not generate qualifying income for purposes of the 75% gross income test.

    2. Any construction takes place on such property, other than completion of a building, or completion of any other improvement, where more than 10 percent of the construction of such building or other improvement was completed before default became imminent.

    3. If such day is more than 90 days after the day on which such property was acquired by us and the property is used in a trade or business which is conducted by us, other than through an independent contractor, within the meaning of Section 856(d)(3) of the Internal Revenue Code, from whom we do not derive or receive any income.

For example, if we were to acquire a hotel as foreclosure property and operate the hotel for more than 90 days, we would be required to operate the hotel through an independent contractor after the 90th day, within the meaning of the Internal Revenue Code, from whom we did not derive or receive any income, which might include income from the hotel. Otherwise, after such 90th day, the property would cease to be foreclosure property.

    In the event that a foreclosure with respect to any of our mortgage investments were to occur, or were anticipated to occur, we intend to manage the actual or anticipated foreclosure with the intent of assuring qualification under the real estate investment trust asset and gross income tests including, if appropriate, the election to treat a foreclosed-upon property as foreclosure property and to pursue the continued treatment of such property under the foreclosure property rules.

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    ANNUAL DISTRIBUTION REQUIREMENTS

    In order to qualify as a real estate investment trust, we are required to distribute dividends to our stockholders each year in an amount at least equal to:

    1. The sum of (a) 90% of our real estate investment trust taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the after-tax net income, if any, from foreclosure property; minus

    2.  The sum of certain items of excess non-cash income.

    Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100%, of our real estate investment trust taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gain or ordinary corporate tax rates, as the case may be.

    We intend to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expense in computing our real estate investment trust taxable income on the other hand; or for other reasons. We will closely monitor the relationship between our real estate investment trust taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

    If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

    FAILURE TO QUALIFY

    If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a real estate investment trust will not be deductible by us, and generally they will not be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

TAXATION OF SECURITYHOLDERS

    TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as we qualify as a real estate investment trust, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taxed to such stockholders as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Distributions of net capital gain designated by us as capital gain dividends will be taxed to such stockholders as long-term capital gain, to the extent they do not exceed our actual net capital gain for the fiscal year, without regard to the period in which the stockholder has held our shares. However, corporate stockholders may be required to treat up to 20% of capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares by the amount of such excess distribution, but not below zero, with distributions in excess of the stockholder's tax basis being taxed as capital gains, if the shares are held by the stockholder as a capital asset. In addition, any dividend declared by us in October, November or December of any year that is payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses we may have. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

    We are permitted under the Internal Revenue Code to elect to retain and pay income tax on our net capital gain for any taxable year. If we so elect, a stockholder must include in income such stockholder's proportionate share of our undistributed capital gain for the taxable year, and will be deemed to have paid such stockholder's proportionate share of the income tax paid by us with respect to such undistributed capital gain. Such tax would be credited against the stockholder's tax liability and subject to normal refund procedures. In addition, each stockholder's basis in such stockholder's shares would be increased by the amount of undistributed capital gain, less the tax paid by us, included in the stockholder's income.

    The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of some investments held by individuals for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as eligible for the 20% capital gain rule discussed above or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us required to be treated by such stockholders as long-term capital gains.

    BACKUP WITHHOLDING. We will report to our domestic stockholders and to the Internal Revenue Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 31% with respect to dividends paid unless such stockholder: (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact and, when required; (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the stockholder's income tax liability. In addition, we may be required to enforce withholding of a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us. See "--Taxation of the Stockholders--Taxation of Foreign Stockholders" below. Effective for dividend payments made after August 6, 2001 (or as soon as possible thereafter), the backup withholding rate will be reduced from 31% to 30.5%, and will further decrease as federal ordinary income tax rates decrease.

    TAXATION OF HOLDERS OF WARRANTS. The following discussion assumes that the form of the warrants will be respected for U.S. Federal income tax purposes. Upon the exercise of the warrant, a holder generally will receive the underlying shares of our common stock after payment of the exercise price. Upon exercise, a holder generally should not recognize gain or loss as a result of such holder's receipt of underlying shares, except with respect to any cash received in lieu of fractional shares. Upon exercise, a holder's adjusted tax basis in the underlying shares will be an amount equal to the holder's adjusted tax basis in the warrants, described below, plus the amount paid to us as the exercise price for the warrants.

    Generally, the holding period of stock acquired upon exercise of a warrant will not include the period during which the warrant was held. Rather, the holding period of such stock begins the day the warrant is exercised. A holder's initial tax basis in a warrant will equal the portion of the price allocated to such warrant upon the issuance. A holder's tax basis in a warrant will be increased by the amount, if any, of any constructive distribution with respect to such warrant, as described below, and decreased by the portion of any constructive distribution that is treated as a tax-free recovery of basis, as described below.

    Upon a sale, exchange or other disposition, but not including a repurchase by us, of a warrant, a holder generally will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received upon such sale, exchange or other disposition and the holder's adjusted tax basis in the warrant being disposed of. Gain or loss recognized upon a sale, exchange or other disposition of a warrant generally will be capital gain or loss if the underlying shares would be a capital asset in the hands of the holder. Such capital gain will be taxed at a maximum rate of 20 percent for a holder who is not a corporation and who held the warrant for more than one year.

    Notwithstanding the foregoing, if we repurchase a warrant, any gain realized by a holder may not qualify for capital gain or loss treatment because such a repurchase might be tested under the rules generally applicable to redemptions of stock. Holders of warrants should consult their own tax advisors regarding the potential application of the stock redemption rules to the repurchase of a warrant. Upon the lapse of a warrant, a holder will recognize a capital loss equal to such holder's adjusted tax basis in the warrant. Such capital loss will be long-term capital loss if the warrant had been held by a holder for more than one year at the time of lapse, and short-term capital loss if held for less than one year.

    The exercise ratio of the warrants may be subject to adjustment under certain circumstances. In that case, under Section 305 of the Internal Revenue Code and the Treasury regulations issued thereunder, holders of the warrants may be treated as having received a constructive distribution if, and to the extent that, an adjustment in the exercise price (an "Adjustment"), including an adjustment to reflect a taxable dividend to holders of our common stock, increases the proportionate interest of a holder of a warrant in the fully diluted common stock, whether or not the holder ever exercises the warrant. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of our common stock which, if actually distributed to holders of warrants, would produce the same increase in the proportionate interests of such holders in our assets or our earnings and profits as that produced by the Adjustment.

    TAXATION OF TAX-EXEMPT STOCKHOLDERS. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). In general, subject to the discussion below regarding a "pension-held REIT" and subject to the following sentence, based upon such ruling and the statutory framework of the Internal Revenue Code, distributions by a real estate investment trust to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the real estate investment trust does do not hold a residual interest in a REMIC that is an entity or arrangement that satisfies the standards set forth in Section 860D of the Internal Revenue Code. However, because we may invest in REMIC residual interests, any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income will be treated as UBTI.

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    If any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code (a "qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a real estate investment trust:
(1) which would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of shares of the real estate investment trust; and (2) as to which at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust. The Board of Directors believes that we currently do not constitute a "pension-held REIT." However, because our shares are "publicly traded," no assurance can be given that we will not become a "pension-held REIT" in the future.

    Any dividends received by a stockholder that is a tax-exempt entity that are allocable to Excess Inclusion income from a REMIC residual interest will be treated as UBTI. Excess Inclusion income for any calendar quarter will equal the excess of our income from REMIC residual interests over our "daily accruals" with respect to such REMIC residual interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each day on which we own a REMIC residual interest a ratable portion of the product of: (1) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter; and (2) 120% of the long-term federal interest rate, adjusted for quarterly compounding, on the date of issuance of the REMIC residual interest. The adjusted issue price of a REMIC residual interest at the beginning of a calendar quarter equals the original issue price of the REMIC residual interest, increased by the amount of daily accruals for prior quarters and decreased by all prior distributions to us with respect to the REMIC residual interest. We will be subject to tax at the highest marginal corporate rate on the portion of any Excess Inclusion income derived by us from a REMIC residual interest that is allocable to our stock held by the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in Section 521 of the Internal Revenue Code, that is exempt from taxation under the UBTI provisions of the Internal Revenue Code, or any rural, electrical or telephone cooperative (each, a "Disqualified Organization"), unless such Disqualified Organization is subject to the tax under Section 511 of the Internal Revenue Code. Any such tax would be deductible by us against our income that is not Excess Inclusion income.

    If we derive Excess Inclusion income from REMIC residual interests, a tax similar to the tax on us described in the preceding paragraph may be imposed on stockholders who are: (1) pass-through entities, i.e., partnerships, estates, trusts, regulated investment companies, real estate investment trusts, common trust funds, and certain types of cooperatives, including farmers' cooperatives described in section 521 of the Internal Revenue Code, in which a Disqualified Organization is a record holder of shares or interests; and (2) nominees who hold shares on behalf of Disqualified Organizations. Consequently, a brokerage firm that holds shares in a "street name" account for a Disqualified Organization may be subject to federal income tax on the income derived from those shares.

    A portion of our net income attributable to assets financed through our STARs(SM) program (and, therefore, a portion of the dividends payable by us) may be treated as Excess Inclusion income from a REMIC residual interest. These amounts have historically been immaterial and we expect that they will be immaterial in the future. Prospective stockholders should consult their own tax advisors regarding the federal income tax consequences to them of incurring Excess Inclusion income.

    TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Foreign Stockholders") are highly complex and the following is only a summary of such

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rules. The following discussion assumes that you are not subject to United
States federal income taxation because, for example, you do not have a U.S. trade or business generating effectively connected income, or in the case of an individual, that you were not present in the United States for more than 182 days. Prospective Foreign Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

    If you are a Foreign Stockholder and you sell our shares, any gain you realize will generally be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") even if you are otherwise not subject to United States federal income taxation. Under FIRPTA, however, any such gain your realize would not be subject to federal income tax if we were a "domestically-controlled REIT" or if you owned less than 5% of our publicly traded shares you disposed. We believe that currently we are a "domestically-controlled REIT" because less than 50%, measured by value, of our shares is held by Foreign Stockholders. Under these circumstances, any gain you realize as a Foreign Stockholder from the sale of our shares generally should not be subject to federal income tax. Because our shares are publicly traded no assurance can be given that we will continue to qualify a "domestically-controlled REIT." A 10% FIRPTA withholding tax may be imposed on the proceeds from the disposition of our shares, unless you establish that such withholding should not apply.

    Any distributions to Foreign Stockholders that are attributable to a sale or exchange of any United States real property interests by us, will be subject to income and withholding taxes under FIRPTA, and may also be subject to branch profits tax of 30% in the hands of a corporate Foreign Stockholder not entitled to treaty relief or exemption. For purposes of the FIRPTA rules, the term "United States real property interest" is broadly defined as any interest, other than an interest solely as a creditor, in real property located in the United States, including any right to share in the appreciation in the value or in the gross or net proceeds or profits generated by the real property. In addition, a loan to an individual or entity under the terms of which a holder of the indebtedness has any direct or indirect right to share in the appreciation in value of, or the gross or net proceeds or profits generated by, an interest in real property of the debtor or of a related person is, in its entirety, an interest in real property. As a result, certain of our real estate-related assets, including, mezzanine loans, opportunistic loans and participations, triple net leases, subordinated interests and any foreclosure property, may be treated as United States real property interests for FIRPTA purposes. Under the FIRPTA rules, we are required to withhold 35% of any distribution to a Foreign Stockholder that could be designated by us as a capital gain dividend. This amount is creditable against the Foreign Stockholder's federal income tax.

    Distributions of cash derived from our real estate operations, not designated by us as a capital gain dividend, that we pay to Foreign Stockholders will be treated as ordinary dividends. Such ordinary dividends will generally be subject to United States withholding tax at a rate of 30%, unless reduced by an applicable tax treaty. To establish eligibility for reduced withholding rates under an applicable income tax treaty, you must file with us an appropriate Internal Revenue Service form.

    The federal income taxation of foreign persons is a highly complex matter that may be affected by other considerations. Accordingly, Foreign Stockholders should consult their own tax advisor regarding the income and withholding tax considerations with respect to their investments in the Company.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective securityholders should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly in review by persons involved in the legislative process and by the Internal Revenue Service

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and the Treasury Department resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content, including with respect to effective dates, of any tax legislation which may be enacted. Revisions in federal tax laws and interpretations thereof can adversely affect the tax consequences of an investment in the Company.

    In this connection, Congress has recently passed and the President has signed the Tax Relief Extension Act of 1999 (the "1999 Act") which contains several provisions affecting real estate investment trusts. One provision under the 1999 Act will prohibit a real estate investment trust from holding securities representing more than 10% of the vote or value of the outstanding securities of any corporation other than:

    1.  A qualified REIT subsidiary.

    2.  Another real estate investment trust.

    3. Certain corporations known as "taxable REIT subsidiaries" (the "taxable REIT subsidiary provision").

    In addition, under the 1999 Act, not more than 20% of the value of a real estate investment trust's total assets may be represented by shares of one or more taxable REIT subsidiaries. Taxable REIT subsidiaries will be subject to full corporate level taxation on their earnings, but will be permitted to engage in certain types of activities which cannot currently be performed by real estate investment trusts or their controlled subsidiaries without jeopardizing real estate investment trust status. Taxable REIT subsidiaries will be subject to certain limitations on the deductibility of certain payments made to the associated real estate investment trust which could materially increase the taxable income of the taxable REIT subsidiary. Similarly, to ensure that taxable REIT subsidiaries pay market rates for rents, interest and services, a 100% excise tax will be imposed on a REIT to the extent a taxable REIT subsidiary pays rent, interest or services to it in excess of a market rate. Moreover, rents paid by a taxable REIT subsidiary to the associated real estate investment trust may be excluded from qualification as rents from real property under certain circumstances.

    Under the taxable REIT subsidiary provision, we would be allowed to jointly elect with corporate subsidiaries to treat such subsidiaries as "taxable REIT subsidiaries" for taxable years beginning after December 31, 2000, subject to certain transition rules. Further, although we indirectly own more than 10% of the value of the outstanding securities of certain subsidiaries which, absent a taxable REIT subsidiary election, would violate the provisions of the 1999 Act, the taxable REIT subsidiary provision contains certain "grandfather" rules which would make the limitations on stock ownership described above inapplicable to our indirect ownership of such subsidiaries, even in the absence of an election to treat such subsidiaries as "taxable REIT subsidiaries." In such case, however, the taxable REIT subsidiary provision would terminate our ability to rely on the grandfather rule if such subsidiaries were either to engage in new trades or businesses or acquire substantial new assets. Accordingly, in the absence of such election, the taxable REIT subsidiary provision may limit the future activities and growth of such subsidiaries.

    We have taken appropriate steps to ensure that, since January 1, 2001 (and will take appropriate steps to ensure that in the future), with respect to any issuer, other than a qualified REIT subsidiary or another REIT, either: (1) we have owned 10% or less of the value of the outstanding securities of such issuer; (2) such issuer has qualified as a "taxable REIT subsidiary," or
(3) the securities we own of such issuer are exempted under the aforementioned "grandfather" rules. Additionally, we believe that not more than 20% of the total value of our gross assets was or is represented by the securities of one or more taxable REIT subsidiaries, and we will monitor our assets to ensure that we will continue to meet this test at all applicable times in the future. However, there can be no assurance that the

                                       30
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Internal Revenue Service will not contend that the value of the securities of taxable REIT subsidiaries represents more than 20% of the total value of our gross assets.

    As noted in "--Taxation of the Company--Annual Distribution Requirements," another provision under the 1999 Act amends certain real estate investment trust distribution requirements by reducing the amount required to be distributed to 90%. These amendments are also effective for taxable years beginning after December 31, 2000.

    STATE AND LOCAL TAXES. We and our stockholders may be subject to state or local taxation, and we may be subject to state or local tax withholding requirements in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of the Company and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares in the Company.

    IT IS STRONGLY ADVISED THAT EACH PROSPECTIVE PURCHASER CONSULT WITH SUCH PURCHASER'S TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                                 LEGAL MATTERS

    Ballard Spahr Andrews & Ingersoll, LLP will pass upon the validity of the shares.

                                    EXPERTS

    The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of iStar Financial Inc. for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                               10,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

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                             PROSPECTUS  SUPPLEMENT
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                              MERRILL LYNCH & CO.
                                  MAY 15, 2002

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